As filed with the Securities and Exchange Commission on March 28, 2016

Registration No. 333-210293

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 WASHINGTON, D.C. 20549

FORM S-3/A
(Amendment No. 1)
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
NEMAURA MEDICAL, INC.
(Exact name of registrant as specified in its charter)

Nevada	Advanced Technology Innovation Centre Loughborough University Science and Enterprise Parks, 5 Oakwood Drive Loughborough, Leicestershire LE11 3QF United Kingdom 00 44 1509 222912	46-5027260
(State or other jurisdiction of incorporation or organization)	(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(I.R.S. Employer Identification Number)

United Corporate Services, Inc.
2520 St Rose Pkwy, Ste 319
Henderson, NV 89074
(Name, address, including zip code, and telephone number,
 including area code, of agent for service)

Copies to:

Mitchell S. Nussbaum
Loeb & Loeb LLP
345 Park Avenue
New York, New York 10154
 (212) 407-4000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective.
If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (“Securities Act”), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering.  ☐
If this Form is a Registration Statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒
CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, $0.0001 par value per share	(3)(4)	(3)	(3)	(6)
Warrants (2)	(3)(4)	(3)	(3)	(6)
Debt securities	(3)(4)	(3)	(3)	(6)
Units(5)	(3)(4)	(3)	(3)	(6)
Total (1)				$8,811.25 (7)

(1) This Registration Statement includes $87,500,000 of securities which may be issued by the Registrant from time to time in indeterminate amounts and at indeterminate times. Securities registered hereunder may be sold separately, together or as units with other securities registered hereunder. Also, pursuant to Rule 416 under the Securities Act, the shares being registered hereunder include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions.

(2) Warrants may represent rights to purchase debt securities, common stock or other securities registered hereunder.

(3) Not required to be included in accordance with General Instruction II.D. of Form S-3 under the Securities Act.

(4) Subject to footnote (1), there is also being registered hereunder such indeterminate amount of securities (including shares or other classes of the Registrant’s stock that may be issued upon reclassification of unissued, authorized stock of the Registrant) as may be issued in exchange for or upon conversion of, as the case may be, the other securities registered hereunder. No separate consideration will be received for any securities registered hereunder that are issued in exchange for, or upon conversion of, as the case may be, such other securities.

(5)  Each Unit consists of any combination of two or more of the securities being registered hereby.

(6)  Calculated in accordance with Rule 457(o) under the Securities Act of 1933, as amended and paid herewith.

(7)   Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission acting pursuant to said section 8(a), may determine.

EXPLANATORY NOTE

Nemaura Medical, Inc.  is filing this pre-effective amendment No. 1 (this “Amendment”) to the Registration Statement on Form S-3 (Registration No. 333-210293) (the “Registration Statement”) as an exhibit-only filing to file Exhibit 5.1 and to amend and restate the exhibit index under Item 16 of Part II. Accordingly, this Amendment consists only of the facing page, this explanatory note, Part II of the Registration Statement, the signature page to the Registration Statement and Exhibit 5.1. The prospectus is unchanged and has been omitted.

 PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14. Other Expenses of Issuance and Distribution.
The following table sets forth our costs and expenses in connection with the registration for resale of our securities as described in this registration statement. All of the amounts shown are estimates except the Commission Registration Fee.
	AMOUNT
Commission Registration Fee	$8,811.25
Legal Fees and Expenses	20,000	*
Accounting Fees and Expenses	10,000	*
Printing and Transfer Fees	5,000	*
Trustees’ Fees and Expenses	10,000	*
Warrant Agent Fees and Expenses	10,000	*
Miscellaneous Expenses	5,000	*
Total	70,000	*
* All fees and expenses other than the SEC registration fee are estimated.

Item 15. Indemnification of Directors and Officers.
We are a Nevada corporation and generally governed by the Nevada Private Corporations Code, Title 78 of the Nevada Revised Statutes, or NRS.
Section 78.138 of the NRS provides that, unless the corporation’s Articles of Incorporation provide otherwise, a director or officer will not be individually liable unless it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law. Our Articles of Incorporation provide that no director or officer shall be personally liable to the corporation or any of its stockholders for damages for any breach of fiduciary duty as a director or officer except (i) for acts or omissions that involve intentional misconduct or a knowing violation of law by the director, (ii) for conduct violating the NRS, or (iii) for any transaction from which the director will personally receive a benefit in money, property, or services to which the director is not legally entitled.
Section 78.7502 of the NRS permits a company to indemnify its directors and officers against expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred in connection with a threatened, pending, or completed action, suit, or proceeding, if the officer or director (i) is not liable pursuant to NRS 78.138, or (ii) acted in good faith and in a manner the officer or director reasonably believed to be in or not opposed to the best interests of the corporation and, if a criminal action or proceeding, had no reasonable cause to believe the conduct of the officer or director was unlawful. Section 78.7502 of the NRS also precludes indemnification by the corporation if the officer or director has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court determines that in view of all the circumstances, the person is fairly and reasonably entitled to indemnity for such expenses and requires a corporation to indemnify its officers and directors if they have been successful on the merits or otherwise in defense of any claim, issue, or matter resulting from their service as a director or officer.
Section 78.751 of the NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof, upon determination by the stockholders, the disinterested board members, or by independent legal counsel. Section 78.751 of NRS requires a corporation to advance expenses as incurred upon receipt of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that such officer or director is not entitled to be indemnified by the company if so provided in the corporations articles of incorporation, bylaws, or other agreement. Section 78.751 of the NRS further permits the company to grant its directors and officer’s additional rights of indemnification under its articles of incorporation, bylaws, or other agreement.
Section 78.752 of the NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the company, or is or was serving at the request of the company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.
Our By-Laws implement the indemnification provisions permitted by Chapter 78 of the NRS by providing that we shall indemnify our directors and officers to the fullest extent and under all circumstances permitted by the NRS against expense, liability, and loss reasonably incurred or suffered by them in connection with their service as an officer or director.  Our By-Laws also provide that we will indemnify our directors and officers to the fullest extent permitted by the NRS and shall advance reasonable costs and expenses incurred with respect to any proceeding to which a person is made a party as a result of being a director or officer in advance of final disposition of such proceeding without regard to any limitations set forth in the NRS 78.7502. We may purchase and maintain liability insurance, or make other arrangements for such obligations or otherwise, to the extent permitted by the NRS.
At the present time, there is no pending litigation or proceeding involving a director, officer, employee, or other agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that may result in a claim for such indemnification.

Item 16. Exhibits.
See Index of Exhibits immediately following the signature page of this registration statement and is incorporated herein by reference.
Item 17. Undertakings.
a.	The undersigned Registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;
ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.
iii.	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the registration statement;
Provided however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
4.	That, for the purpose of determining liability under the Securities Act to any purchaser:
i.	Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
ii.	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the Registration Statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the Registration Statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

5.	That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:
i.	Any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424;
ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant;
iii.	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and
iv.	Any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.
b.	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
c.	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has duly caused this Registration Statement to be signed on its behalf by the undersigned, and certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Loughborough, Leicestershire United Kingdom on March 28, 2016.

NEMAURA MEDICAL, INC., a Nevada corporation

By:	/s/ Dewan F. H. Chowdhury
Dewan F. H. Chowdhury
Chief Executive Officer and President

/s/ Dewan F. H. Chowdhury
Dewan F. H. Chowdhury	March 28, 2016
Chief Executive Officer, Chief Financial Officer President and Director (Principal Executive Officer, Principal Financial and Accounting Officer)
/s/ Bashir Timol
Bashir Timol	March 28, 2016
Director

INDEX OF EXHIBITS

The following documents are filed as exhibits to this registration statement:

Exhibit No.	Description	Location
3.1	Articles of Incorporation filed March 28, 2014	Incorporated by reference from the Registrant's Registration Statement on Form S‑1 (File No. 333-194857), filed August 12, 2014
3.2	Bylaws.	Incorporated by reference from the Registrant's Registration Statement on Form S‑1 (File No. 333-194857), filed August 12, 2014
4.1	Subscription Agreement by and between Nemaura Medical, Inc. and Dr. Dallas John Burston, dated November 26, 2015	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on December 2, 2015
4.2	Common Stock Purchase Warrant by and between Nemaura Medical, Inc. and Dr. Dallas John Burston, dated November 26, 2015	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on December 2, 2015
4.3	Form of Common Stock Certificate.	To the extent applicable, to be filed by a post-effective amendment or as an exhibit to a document filed under the Securities Exchange Act, as amended, and incorporated by reference herein.
4.4	Form of indenture with respect to senior debt securities, to be entered into between registrant and a trustee acceptable to the registrant, if any.	Previously filed.
4.5	Form of indenture with respect to subordinated debt securities, to be entered into between registrant and a trustee acceptable to the registrant, if any.	Previously filed.
4.6	Form of debt securities, if any.	To the extent applicable, to be filed by a post-effective amendment or as an exhibit to a document filed under the Securities Exchange Act, as amended, and incorporated by reference herein.
4.7	Form of warrant agreement and warrant certificate, if any.	Previously filed.
4.8	Form of unit agreement and unit certificate, if any.	Previously filed.
10.1	Lease Agreement between Loughborough University and Nemaura Medical Inc. dated January 1, 2014.	Incorporated by reference from the Registrant's Registration Statement on Form S‑1 (File No. 333-194857), filed August 12, 2014
10.2	Employment Agreement dated November 1, 2013 between the Company and Dewan F.H. Chowdhury	Incorporated by reference from the Registrant's Registration Statement on Form S‑1 (File No. 333-194857), filed August 12, 2014
10.3+	Consultancy Agreement between The University of Bath and Nemaura Pharma Limited, dated June 21, 2012	Incorporated by reference from the Registrant's Registration Statement on Form S‑1 (File No. 333-194857), filed August 12, 2014
10.4+	Patent and Know How License between The University of Bath and Nemaura Pharma Limited, dated June 21, 2012	Incorporated by reference from the Registrant's Registration Statement on Form S‑1 (File No. 333-194857), filed August 12, 2014
10.5	Novation Agreement between The University of Bath, Nemaura Pharma Limited and Dermal Diagnostics Limited, dated July 9, 2014	Incorporated by reference from the Registrant's Registration Statement on Form S‑1 (File No. 333-194857), filed August 12, 2014
10.6	Exclusive Rights License Agreement between Dallas Burston Pharma (DBP) Jersey Limited and Dermal Diagnostics Limited, dated March 31, 2014	Incorporated by reference from the Registrant's Registration Statement on Form S‑1 (File No. 333-194857), filed August 12, 2014
10.7	Assignment Agreement between NDM Technologies Limited and Dermal Diagnostics Limited, dated May 8, 2014	Incorporated by reference from the Registrant's Registration Statement on Form S‑1 (File No. 333-194857), filed August 12, 2014
10.8	Assignment Agreement between Nemaura Pharma Limited and Dermal Diagnostics Limited, dated May 8, 2014	Incorporated by reference from the Registrant's Registration Statement on Form S‑1 (File No. 333-194857), filed August 12, 2014
10.9+	Letter of Intent from Dermal Diagnostics Limited to Dallas Burston Pharma (DBP) Jersey Limited, dated April 4, 2014	Incorporated by reference from the Registrant's Registration Statement on Form S‑1 (File No. 333-194857), filed August 12, 2014
10.10+	License, Supply and Distribution Agreement between Nemaura Medical, Inc.and Dallas Burston Pharma (Jersey) Limited dated November 26, 2015	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed with the SEC on December 2, 2015
5.1	Opinion of Loeb & Loeb LLP	Filed herewith.
23.1	Consent of GHP Horwath, P.C., an independent registered public accounting firm.	Previously filed.
23.2	Consent of Loeb & Loeb LLP	Filed herewith.
24.1	Powers of Attorney.	Included on the signature pages.
25.1	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of a trustee acceptable to the registrant, as trustee under the Indenture with respect to senior debt securities	To the extent applicable, to be filed under Form 305B2.
25.2	Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of a trustee acceptable to the registrant, as trustee under the Indenture with respect to subordinated debt securities	To the extent applicable, to be filed under Form 305B2
+ Confidential treatment of certain portions of this exhibit has been granted by the Securities and Exchange Commission.